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                                                                   EXHIBIT 10.16

                             TERMS OF EMPLOYMENT

EMPLOYEE:          Henry Cheli

EMPLOYER:          Visual Networks, Inc.

POSITION:          Senior Vice President, Market Operations

SUPERVISOR:        President

SUBORDINATES:      VP Sales, VP Marketing, VP Carrier Programs, VP Indirect
                   Channels

START DATE:        On or around March 17, 1997

This document does not constitute an employment contract. Visual Networks is an "at will" employer and can terminate any employment relationship with or without cause.

1997 COMPENSATION

Base Salary:   $150,000 per year (to be paid as monthly gross wages of
               $12,500)

Draw: Non-recoverable draw of $4,000 per month for the first 12 months. Subsequent draws will be evaluated at the end of the first year of employment. Draws are in essence pre-payment against future commission and/or bonus earnings.

Commissions:   0.1% of recognized revenues beginning with the month that
               employment begins.

Bonus: $44,000 at plan per the attached bonus worksheet except that the Q1 bonus payment will be guaranteed. Maximum bonus payout of $140,000.


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STOCK OPTIONS

Visual Networks will grant employee options to purchase 135,000 shares of Visual Networks common stock. The stock options will generally conform to the 1994 Stock Option Plan and will vest as follows: 27,000 options will vest on the first anniversary of employment and 2,250 options will vest on the last day of each month thereafter so that all options are vested in five years. Each option, once vested, will allow the employee to purchase one share of Common Stock at a price equal to the fair market value of the company's common stock at the time of grant (expected to be $1.50 to $2.50). Twenty percent of the options will vest at the end of the first year of employment. The balance will vest in equal monthly installments over the next 48 months.

If your employment is terminated as a result of acquisition, merger, consolidation, transfer of all or substantially all of the assets of the Company or similar event beyond the control of the Employee, then the options would vest as follows:

            Employment Months 1-12        40% Vesting
            Employment Months 13-24       80% Vesting
            Employment Months 25+         100% Vesting

RELOCATION REIMBURSEMENT

The company will reimburse employee for actual costs associated with moving up to a maximum of $40,000. These costs can include costs to sell existing home, temporary living expenses, cost to move household goods, and closing costs associated with the purchase of a new home.

BENEFITS

After a two-month waiting period, Visual Networks will provide comprehensive medical insurance, dental insurance, and disability protection. During the two-month waiting period, Visual Networks will reimburse employee for 80% of any COBRA costs incurred. The company also provides a $50,000 term life insurance policy.

Visual Networks' leave policy allows for 15 days of leave annually for sickness, vacation, or other personal matters. Additionally, four weeks of "sabbatical" will be earned every four years and must be taken within a finite period of being earned. All leave must be approved by employee's supervisor.

Visual Networks has 10 paid holidays per year.


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SEVERANCE

The company will provide you with a severance package to cover you in the event that Visual Networks, Inc. terminates your employment without cause. Without cause shall mean for any reason other than:

      a. Illegal acts (other than minor traffic violations) including theft or embezzlement.

      b.    Material violation of written policies of the company.

      c.    Irresponsible acts in the performance of duties.

This package will provide you with base salary, draw, and benefit continuance from time of your involuntary termination for up to six months thereafter or until such time as you become employed, whichever is the lesser of the two at which time all payments will cease.


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                               1997 BONUS PLAN

EMPLOYEE:         Henry Cheli
TITLE:            Senior Vice President, Market Operations

Q1 BONUS PLAN:
      Revenues:   $4.66 Million
      GM%:        64%
      EBIT:       ($0.83 Million)
      Payout:     $2,200.00

Q2 BONUS PLAN:
      Revenues:   $7.04 Million
      GM%:        65%
      EBIT:       $0.28 Million
      Payout:     $6,600.00

Q3 BONUS PLAN:
      Revenues:   $9.94 Million
      GM%:        65%
      EBIT:       $1.56 Million
      Payout:     $6,600.00

Q4 BONUS PLAN:
      Revenues:   $14.33 Million
      GM%:        65%
      EBIT:       $3.77 Million
      Payout:     $6,600.00

TOTAL YEAR PLAN:                 1ST ACCELERATOR:           2ND ACCELERATOR:
      Revenues:   $35.98 M       Revenues:   $43.18 M       Revenues:   $50.37 M
      GM%:        65%            GM%:        65%            GM%:        65%
      EBIT:       $4.79 M        EBIT:       $7.19 M        EBIT:       $9.58 M
      Payout:     $22,000.00     Payout:     $44,000.00     Payout:     $52,000.00

-------------------------------------------------------------------------------

NOTES:

1. All revenues, gross margins, and EBITs will be as reported and accounted for using GAAP.

2. Payouts for Q1, Q2, and Q3 will be made within six weeks of the end of the quarter.

3. Payouts for Q4 and Total Year will be made following the availability of audited year-end numbers and could correct for prior quarterly payouts if audit adjustments are required.

4. As a participant in the 1997 Executive Compensation Plan, employee is not entitled to "traditional" raises to base salary on employment anniversary.

5.  All payouts are cumulative.


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              CONFIDENTIALITY, NON-DISCLOSURE, AND NON-SOLICITATION

In consideration of employment and/or contractual relationship with Visual Networks, Inc. (the "Company"):

1. Employee hereby agrees to disclose and assign to the Company, its successor and assigns, all discoveries, inventions, and improvements made by employee alone or jointly with others, during the period of employee's employment/contract with the Company, which relate to the historical or planned business of the Company and result from tasks employee performed in the regular course of employee's employment/contract with the Company.

2. Employee further agrees that upon request of the Company, employee will join and render assistance in any proceedings, and execute any papers necessary to vest title to, and to maintain and enforce, in any and all countries, patents, trademarks, registrations and/or copyrights with respect to any discoveries, inventions, or improvements assigned by employee to the Company.

3. Employee further agrees that employee will not, while in the employ of the Company or anytime thereafter, disclose any information not in the public domain relating to the Company's business, except as may be consistent with employee's duties as an employee/contractor of the Company. Employee further agrees that upon termination of employee's employment /contract with the Company, employee will deliver to the Company all property and documents of the Company and all information (computerized or hard copy) relating to the Company's business, then in employee's possession, which has not been made available to the public, and employee will not take any documents or reproductions of confidential or proprietary information without the written consent of any authorized officer of the Company.

4. In the case that Employee's employment/contract with the Company is terminated prior to January 1, 1999, then:

- Employee agrees that during the period of employee's employment/contract with the Company and for a period of two (2) years after the termination of employee's employment/contract with the Company, employee will not engage in or be financially interested in (with the exception of ownership of publicly traded stock) any business activities which are competitive with the Company. For the purposes of this agreement, competitive activities are defined as any activities related to hardware and/or software products to be embedded in a network infrastructure whose primary purpose is to aid in the maintenance and support of wide-area data communications networks based on Frame Relay, SMDS, Asynchronous Transfer Mode, or Internet access technologies. This definition can be modified or interpreted from time to time in such a way as necessary to reflect the core business of the Company.

- Employee agrees that during the period of employee's employment/contract with the Company and for a period of two (2) years after the termination of employee's employment/contract with the Company, employee will not directly or indirectly solicit, entice or otherwise influence any employee or contractor employed or engaged by the Company to terminate their employment or contractual relationship with the Company.

5. In the case that Employee's employment/contract with the Company is terminated on or after January 1, 1999 then:

- Employee agrees that during the period of employee's employment/contract with the Company and for a period of one (1) year after the termination of employee's employment/contract with the Company, employee will not engage in or be financially interested in (with the exception of ownership of publicly traded stock) any business activities which are competitive with the Company. For the purposes of this agreement, competitive activities are defined as any activities related to hardware

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   and/or software products to be embedded in a network infrastructure whose primary purpose is to aid in the maintenance and support of wide-area data communications networks based on Frame Relay, SMDS, Asynchronous Transfer Mode, or Internet access technologies. This definition can be modified or interpreted from time to time in such a way as necessary to reflect the core business of the Company.

- Employee further agrees that during the period of employee's employment/contract with the Company and for a period of one (1) year after the termination of employee's employment/contract with the Company, employee will not directly or indirectly solicit, entice or otherwise influence any employee or contractor employed or engaged by the Company to terminate their employment or contractual relationship with the Company.

THE TERMS OF THIS AGREEMENT SUPERSEDE AND NEGATE ALL PRIOR AGREEMENTS BETWEEN THE EMPLOYEE AND THE COMPANY.

Acceptance by Employee:              Approved by Visual Networks, Inc.:

  /S Henri Cheli        3/1/97       /S Robert Troutman            5 March 1997
  ----------------------------       ------------------------------------------
  Signature               Date       Signature of Officer                  Date

         Henry Cheli                         Robert Troutman
  ----------------------------       ------------------------------------------
  Printed Name                       Printed Name

                                     Vice President, Engineering and Operations
                                     ------------------------------------------
                                     Title


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                            VISUAL NETWORKS, INC.
                  1997 EXECUTIVE COMPENSATION PLAN (Revised)

This revision to the 1997 compensation plan reflects changes to the Company's financial goals for 1997. This revised plan supersedes all previous plans. This document does not constitute an employment contract. Visual Networks is an "at will" employer and can terminate any employment relationship at any time with or without cause.

EMPLOYEE:   Henry Cheli

TITLE:      Senior VP, Market Operations

COMPANY 1997 FINANCIAL METRICS
Original Plan                 Revised External Plan         Revised Internal Plan
-------------                 ---------------------         ---------------------
Revenues: $36 M               Revenues:  $23M               Revenues: $25M
GM%:  63%                     GM%:  64%                     GM% : 64%
Optg. Income: $4.8 M          Optg. Income: ($0.1M)         Optg. Income: $0.95M

COMPENSATION:
Annual Base Salary:  $150,000

Draw: Non-recoverable draw of $4,000 per month. Draws are in essence a pre-payment against future commission and/or bonus earnings.

Commissions: 0.144% of revenues recognized from March 1, 1997 through December 31, 1997.

If company fails to achieve all three financial metrics identified as the Revised External Plan, a guaranteed bonus of $2,200 will be paid.

If company achieves all three financial metrics identified as the Revised External Plan then bonus will be earned according to the following formula:

$17,000 + (0.9% times revenues in excess of $23M) + (0.9% times operating income in excess of a $100K operating loss)

Total (Annualized) Compensation at Revised External Plan: $200,000 Total (Annualized) Compensation at Revised Internal Plan: $230,450

Notes:

1. Revenue numbers are inclusive of actual recognized revenues, deferred VAR revenues, and revenue reserves other than for "questionable" transactions.

2. Payment of bonuses will be made following the availability of audited year end numbers.

3. As a participant in the 1997 Executive Compensation Plan, employee is not entitled to "traditional" raises to base salary on employment anniversary.


Approved by: /s  Scott E.. Stouffer    9-15-97    /s  Peter Minihane    9/15/97
             ---------------------------------    -----------------------------
             Scott Stouffer            Date       Peter Minihane        Date

Accepted by:
             ---------------------------------
             Employee                  Date